2006

SUPPLY AND DISTRIBUTION AGREEMENT

SUBJECT TO CONTRACT

(1)	RITA MEDICAL SYSTEMS, INC.
(2)	BIOCOMPATIBLES UK LIMITED

CONTENTS

CONTENTS		2
1.	DEFINITIONS AND INTERPRETATION	3
2.	APPOINTMENT AND LICENCE	7
3.	ORDERS AND FORECASTS	9
4.	SUPPLY, DELIVERY AND INSPECTION	12
5.	PRICE AND PAYMENT TERMS	15
6.	REGULATORY REQUIREMENTS	16
7.	ADVERSE EVENT REPORTING AND PRODUCT RECALL	17
8.	WARRANTIES	20
9.	CONFIDENTIAL INFORMATION	21
10.	INDEMNITIES AND LIABILITY	23
11.	TERM AND TERMINATION	25
12.	FORCE MAJEURE	26
13.	APPLICABLE LAW, JURISDICTION AND DISPUTE RESOLUTION	27
14.	MISCELLANEOUS	27
SCHEDULE ONE		31
SCHEDULE TWO		36
SCHEDULE THREE		37
SCHEDULE FOUR		38
SCHEDULE FIVE		40
SCHEDULE SIX		41

THIS AGREEMENT is made on the             day of                                                      2006

BETWEEN

(1)
RITA Medical Systems, Inc., duly incorporated under the laws of Delaware and having its headquarters located at 46421 Landing Parkway, Fremont, CA 94538, United States of America (hereinafter referred to as "RITA"); and,

(2)
BIOCOMPATIBLES UK LIMITED, a company duly incorporated under the laws of England (Registered No. 04305025) and having its registered office at Chapman House, Farnham Business Park, Weydon Lane, Farnham, Surrey, GU9 8QL, United Kingdom (hereinafter referred to as "Biocompatibles").

RECITALS

(A)
Biocompatibles has developed technology for the embolisation of blood vessels and other vessels within living systems which it markets within Europe under the trade mark DC Bead and within the United States under the trade mark LC Bead; and

(B)
Biocompatibles now seeks to have this technology distributed within other territories including the United States of America and Canada and wishes to appoint RITA as its exclusive licensee and distributor within that territory, on the terms set out below; and

(C)	RITA is willing to become Biocompatibles' exclusive licensee and distributor of the technology within the United States of America and Canada, on the terms set out below; and

(D)
In the United States, the Product is legally marketable for embolization of hypervascular tumours and arterial venous malformations and Biocompatibles are actively seeking approval for the Product in Canada.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1.	For the purposes of this Agreement, the terms defined in this clause shall have the respective meanings set forth below:

"Affiliate"
any company, partnership or other entity which directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with a Party. For the purpose of this definition control means the direct or indirect beneficial ownership of more than 50% of the voting share capital in such company, partnership or entity or the legal power to control the general management and policies of such company, partnership or entity;

"Agreement"	this Agreement including its Schedules and any amendments to the foregoing made in accordance with this Agreement;

“Binding Month”	the month, as applicable, in respect of which there is a binding order for supply of Product under an Initial Forecast or Rolling Forecast;

“Biocompatibles Trade Marks”	those marks set out in Schedule 5;

"Business Day"	any day which is not a Saturday, a Sunday or a British or United States’ public holiday;

"Certificate of Conformance"	Biocompatibles’ standard form certificate of Conformance confirming that Product meets the Specification and is compliant with all applicable Marketing Authorisations;

"Confidential Information"	information of a confidential nature the use of which is governed according to the provisions of Clause 9;

“Defect”
in respect of Product any non-compliance or non-conformity with the Specification, and/or any non-compliance with GMP in the manufacture of Product, and/or non-compliance with GDP or breach of regulatory requirement in the manufacture, packaging or delivery of the Product;

"Delivery"	has the meaning in Clause 4.8;

“Direct Costs”	the direct costs incurred by RITA, or on its behalf, in shipping, transport, insurance, duties and taxes related to the Product;

“Effective Date”	22 May 2006 or, if later, the date first written above;

“Forecasts”	the Initial Forecast and the Rolling Forecast as defined in Clause 3;

“GDP”	current Good Distribution Practices as promulgated in 21 CFR Part 820 and analogous provisions under Canadian regulations;

"GMP"
current Good Manufacturing Practices as promulgated in 21 CFR Part 820 and Medical Device Quality System guides to the extent applicable to activities directly related to the manufacture of Product under this Agreement and analogous provisions under Canadian regulations;

“GMP Product”	Product that is manufactured according to GMP and the Specification;

"Intellectual Property"
all intellectual property rights, including patents, supplementary protection certificates, petty patents, utility models, trade marks, database rights, rights in designs, copyrights (whether or not any of these are registered or capable of being registered) and including all applications and the right to apply for registered protection of the foregoing and all inventions, trade secrets, know-how, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the World, in each case for their full term and together with any renewals or extensions;

“Marketing Authorisation”
with respect to the Product any approval, registration, licence or authorisation from any Regulatory Authority required for the manufacture, development, commercialisation, marketing, promotion, sale, supply, prescription, storage or transport of such Product and/or its components;

“MDR”	Medical device reporting obligations as promulgated in 21 CFR Part 803;

“Ophthalmic Field”
fields of technology relating to vision care or ocular health, including contact lenses, artificial corneas, accommodating lenses, anterior chamber refractive lenses, intraocular lenses, other corneal onlays or inlays, lens care products, spectacles, ocular diagnostic devices and equipment and ophthalmic pharmaceuticals;

"Permitted Recipients"
the directors, officers, employees or professional advisers who are required, on a strict need to know basis, in the course of their duties to receive and consider the Confidential Information for the purpose of enabling the relevant Party to perform its obligations under this Agreement provided that such persons are under obligations of confidence no less onerous than those set out in Clause 9 imposed on the recipient party;

"Product"
the embolization agent known as LC Bead as defined in Schedule 1 and any developments, improvements of Biocompatibles, and additional indications, to which Biocompatibles has rights during the course of the Agreement;

“Product IPR”
the Intellectual Property Rights (excluding trade and service marks, whether registered or unregistered) created before or during the Agreement:
(1)    owned by Biocompatibles; or
(2)    licensed-in by Biocompatibles;
which are necessary to import, use, distribute, sell, offer to sell, dispose and keep the Product for embolization treatments/indications only;

"Regulatory Authorities"	the U.S. Food and Drug Administration, Health Canada and all other regulatory authorities concerned with the Product;

“RITA Trade Marks”	those marks set out in Schedule 6;

"Schedule"	one or more of the schedules to this Agreement;

"Specification"	the specification of the Product either as defined in Schedule 1;

“Territory”
the United States of America (including its territories and commonwealths as they exist from time to time) and Canada as soon as the following conditions are met: (a) RITA establishes a direct sales force in Canada and (b) Biocompatibles achieves Marketing Authorisation grant for Product in Canada for embolization use;

“Third Party”	is any person not a party to this Agreement, including a Party’s Affiliate;.

“Unit”	A 10ml glass vial containing 2ml of GMP Product that is within one of the four ranges of nominal bead size as identified in Schedule 1;

1.2.	In this Agreement (except where the context otherwise requires):
1.2.1.
any reference to a recital, clause or schedule is to the relevant recital, clause or schedule of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or schedule in which it appears;

1.2.2.	the table of contents and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;
1.2.3.	use of the singular includes the plural and vice versa and use of any gender includes the other genders;
1.2.4.
any reference to "persons" includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.5.
a reference to a "Party" is a reference to a party to this Agreement and a reference to a "Party" includes a reference to that Party's successors in title, permitted assignees and transferees (if any) and in the case of an individual, to his or her estate and personal representatives;

1.2.6.	a reference to "writing" does not include email;
1.2.7.
any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3.	The Schedules form an integral part of this Agreement shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules.

1.4.
This Agreement is drafted in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail. References to time shall be to California time (GMT -8 hours).

2.	APPOINTMENT AND LICENCE

Appointment
2.1.
Biocompatibles hereby appoints RITA as its exclusive distributor and reseller of the Product within the Territory. Biocompatibles hereby agrees to supply Product to RITA for re-sale and distribution within the Territory during the Term in accordance with the provisions of this Agreement.

2.2.
During the Term Biocompatibles will not authorise or grant any rights to any Third Party in respect of the Product or any other product that competes with the Product in the Territory (or in Canada before Canada becomes part of the Territory), nor will it itself supply, distribute, sell or market the Product or any other product that competes with the Product in the Territory other than where the Parties agree in writing, neither party to unreasonably withhold or delay its agreement. For the avoidance of doubt RITA acknowledges and agrees that the Biocompatibles "Bead Block" product shall not be considered a competing product for the purposes of this clause provided the Bead Block product continues to be made of the same material and formulation as the current Bead Block product.

2.3.
During the Term RITA will not in the Territory sell, supply or distribute competing embolizing products of Third Parties that include the same outward appearance or have an embolization function suitable for use in human blood vessels.

2.4.
RITA will use its reasonable endeavours to sell, distribute, market and promote the Product for its intended use within the Territory and will not utilise incentive schemes with its employees to adversely disadvantage the level of sales of Product.

Licence
2.5.	Biocompatibles hereby grants to RITA an exclusive, royalty free licence under the Product IPR during the Term for the sole purpose of:
2.5.1.	importing, selling, marketing, offering for sale, disposing, using or keeping of the Product (and in each case for embolization uses and indications only); or
2.5.2.	such other purpose;
within the Territory as may be necessary for RITA to perform its obligations hereunder.

No licence is granted to do anything in relation to Products in the Ophthalmic Field (but Product may be used in all other fields for embolization uses or indications) and no licence under any other Intellectual Property Rights of Biocomaptibles is granted in this Agreement other than the licence expressly granted in this Clause and in Clause 2.6. Biocompatibles hereby agrees that the licences granted in this Agreement may be sub-licensed by RITA to its Affiliates. Such sub-licences are to be subject to Biocompatibles' consent (except in the case of RITA's distributors existing as at the date of this Agreement), which shall not be unreasonably delayed or withheld, and to contain equivalent obligations on the sub-licensee as are imposed upon RITA in this Agreement. Any breach of such obligations by any RITA sub-licensee shall be deemed a breach of this Agreement by RITA. Biocompatibles hereby agrees that RITA may sell the Product through RITA’s distributors existing as at the date of this Agreement in the Territory, which distributors shall be sub-licensees of RITA and subject to the foregoing provisions of this clause.

2.6.
Biocompatibles hereby grants RITA a non-exclusive, royalty free, sublicensable, licence to use the Biocompatibles Trade Marks within the Territory for the purposes of fulfilling its obligations in relation to the Product under this Agreement including the sale, supply, import, marketing and disposal of Products. RITA grants Biocompatibles a non-exclusive, royalty free, limited licence to use the RITA Trade Marks inside and outside the Territory for the sole purpose of producing training, marketing and sales materials relating to the Product distributed under this Agreement other than in the Ophthalmic Field. No other licences under trade marks are granted by a party to the other and "use" in the remainder of this clause 2 below shall be read as being so limited.

2.7.
Both Parties shall (and RITA shall procure that any agreement under which it sub-licenses to a third party its rights under the licence granted in Clause 2.6 contains an express provision that such third party will) ensure that the other Party's trade marks are used in accordance with good industry practice and to standards and procedures consistent with those used or applied in respect of its own trade marks.

2.8.
Either Party shall not (and RITA shall procure that any agreement under which it sub-licenses to a third party its rights under the licence granted in Clause 2.6 contains an express obligation that such third party will not):

2.8.1.	at any time, whether during or after termination of this Agreement, use the other Party's trade marks as part of any of its corporate, business or trading name(s);
2.8.2.
use the other Party's trade marks in any way which would tend to allow any of them to become generic, lose their distinctiveness, become liable to mislead the public, or be materially detrimental to or inconsistent with the good name, goodwill, reputation and image of the other Party;

2.8.3.	purport to be or represent to any third party that it is an agent or representative of the other Party.

2.9.	Both Parties acknowledge and agree that:
2.9.1.
ownership of the other Party's trade marks, and of the goodwill connected with and symbolised by those trade marks, remains the property of the other Party, and its use of the other Party's trade marks is on behalf of that Party

2.9.2.
the goodwill in the other Party's trade marks which it derives by use of that Party's trade marks shall accrue to the other Party, and shall (before or after termination of this Agreement) at the other Party's request and expense (as to out-of-pocket expenses and professional advisers’ fees only) assign the same (to the extent not automatically accrued to the other party), with all rights of action then accrued, to the other Party without payment.

2.10.
Both Parties agree that they will not, while this Agreement is in force, apply for registration of the other Party's trade marks (or any confusingly similar mark) for any goods or services in any part of the world.

2.11.	Biocompatibles shall, during the term of this Agreement and within the Territory:
2.11.1.	maintain any registered Intellectual Property Rights licensed to RITA hereunder of which it is the registered proprietor; and
2.11.2.
in respect of all other Product IPR it owns it shall, where it is the subject of an application for registered Intellectual Property Rights protection and where commercially reasonable to do so, prosecute such application with due diligence and commercially reasonable efforts.

2.12.
Each Party agrees promptly to notify the other of any infringement or unauthorised use by a third party of any of the rights licensed by Biocompatibles to RITA under Clause 2.5 of which they become aware.

2.13.
Biocompatibles may initiate proceedings alleging an infringement or unauthorised use by a third party of any of the rights licensed by Biocompatibles to RITA under Clause 2.5 in its own name and at its own expense. RITA shall, at the request and cost of Biocompatibles (as to out-of-pocket expenses and professional advisers’ fees only), give Biocompatibles any assistance it may reasonably request in connection with such proceedings including consenting to joining or initiating proceedings as a claimant or plaintiff. Biocompatibles shall keep RITA fully informed as to the conduct of such proceedings.

2.14.
If Biocompatibles does not, within three (3) months after becoming aware of any such infringement, commence an action for such infringement pursuant to Clause 2.13, then RITA shall be entitled (but not obliged) to commence proceedings for such infringement in its own name and at its own expense. Biocompatibles shall, at the request and cost of RITA (as to out of pocket expenses and professional advisers' fees only), give RITA any assistance reasonably requested by RITA in connection with such proceedings including consenting to joining or initiating proceedings as a claimant or plaintiff. RITA shall keep Biocompatibles fully informed as to the conduct of such proceedings.

2.15.
In any action where any right licensed by Biocompatibles to RITA under Clause 2.5 is alleged to be invalid and/or unenforceable then, unless otherwise agreed, Biocompatibles shall have sole conduct of such allegation or claim and Biocompatibles will use commercially reasonable endeavours to defend such challenges. If Biocompatibles determines that it is not commercially reasonable to defend or continue defending such challenges, before settling or conceding any such challenge or reducing the resources it has been applying to defend such challenge, it shall first discuss its decision with RITA and shall also discuss whether or not RITA can, if it so wishes, continue to maintain the defence of such challenge.

2.16.
Where a Party (the "Joining Party") becomes a party to proceedings at the request of the Other Party (the "Requesting Party") pursuant to the above then the Requesting Party shall indemnify the Joining Party for any costs or expenses incurred in respect of such proceedings and for any liability for costs awarded to any other party and for which the Joining Party is liable to pay.

2.17.
Each Party agrees promptly to notify the other of any allegation or claim by a third party of infringement of that third party's rights as a result of exercise by RITA of any of the rights licensed by Biocompatibles under clause 2.5 of which they become aware.

3.	ORDERS AND FORECASTS

Forecasts
3.1.	The Parties agree to meet every six months during the Term of the Agreement in order to:
3.1.1	plan the next Forecast and agree on the non-binding section of such Forecast; and
3.1.2
engage in sales reviews in order better to agree Biocompatibles' ongoing marketing support for RITA. Such sales reviews shall include provision by RITA to Biocompatibles of monthly sales figures and average sales prices in respect of Products, all such information being Confidential Information of RITA.

3.2.
Within 10 Business Days of the Effective Date RITA will provide to Biocompatibles an initial six (6) month forecast (”Initial Forecast”) of the quantities of Units it requires Biocompatibles to supply pursuant to this Agreement. The first two (2) months of this Initial Forecast will constitute a binding order and will be binding on RITA and Biocompatibles. The remaining four (4) months of this Initial Forecast will be a non-binding forecast of RITA’s anticipated requirements for Product in the four (4) month period covered by that portion of the forecast.

3.3.
Commencing with the second month after the Effective Date, within three (3) Business Days of the 10th day of each month during the Term, RITA will provide to Biocompatibles a rolling six (6) month forecast (the ”Rolling Forecast”) of the quantities of Units it requires Biocompatibles to supply pursuant to this Agreement. The first Rolling Forecast will supersede the Initial Forecast. The first three (3) months of the Rolling Forecast will constitute a binding order and will be binding on RITA and Biocompatibles. The last three (3) months of the Rolling Forecast will be a non-binding forecast of RITA’s anticipated requirements for Product in the three (3) month period covered by that portion of the forecast.

3.4.
The quantity of Product identified in the non-binding portion of a Forecast may be increased or decreased by RITA in subsequent Forecasts covering the same period until that period becomes a Binding Order, except that no monthly forecast on becoming a Binding Order can vary by more than thirty (30) percent from the corresponding non-binding forecast provided the previous month. Additionally, no single monthly Forecast may constitute more than thirty (30) percent of the applicable annual minimum order quantity set out in Clause 3.9 without Biocompatibles' prior agreement unless previous Binding Orders have been the subject of a Late Delivery or Product Recall.

3.5.
RITA will not be obliged to supply a Rolling Forecast under Clause 3.3 if the remaining period of the Term is less than three (3) months. Where the remaining period of the Term at the time of service of a Rolling Forecast is less than six (6) months but more than three (3) months the non-binding portion of the Rolling Forecast may only provide a forecast for the period until the end of the Term. Notwithstanding the foregoing RITA may continue to supply a full six (6) month Rolling Forecast where the Parties are negotiating or have agreed to an extension of the Term.

Orders
3.6.
The binding portions of the Forecasts, as applicable, will be deemed to have been accepted by Biocompatibles as binding orders for each applicable month (”Binding Order”) upon transmission pursuant to this Clause 0 and subject always to compliance with Clause 0. RITA shall transmit all Forecasts including Binding Orders to Biocompatibles to the following recipients:

Attention : ___________________
Email : _____________________
Fax : _______________________

3.7.
Notwithstanding the non-binding effect of the non-binding portions of the Forecasts, Biocompatibles will use commercially reasonable efforts to prepare for and be able to supply RITA with the quantities of Units identified in such forecast when the subsequent Rolling Forecast covering the same period becomes binding.

3.8.	Notwithstanding the binding effect of the Initial Forecast and Rolling Forecast:
3.8.1.
if RITA requires in a Binding Month additional quantities of Units to be supplied beyond the quantities that constituted a Binding Order for that Binding Month Biocompatibles will use its reasonable endeavours to supply that additional quantity of Units within the Binding Month (but shall have no obligation to supply additional quantities in excess of thirty (30) percent of the original Binding Order);

3.8.2.
for the first twelve (12) months of the Term, RITA shall be entitled to exchange Units of a particular bead size range it has received for Units of another bead size range provided that such exchange amount is no greater than ten (10) percent of the annual minimum Binding Orders set out in Clause 0 unless otherwise agreed between the Parties;

3.8.3.	RITA may cancel any Binding Orders which have not been Delivered but only as an automatic consequence of the termination of this Agreement by RITA for Biocompatibles' material breach of its terms.
3.8.4.
RITA may cancel all or a portion of a Binding Order if the minimum order quantities stipulated under Clause 3.9 have been amended pursuant to Clause 3.10, 3.11, 3.12 or 11.4, but only to the extent that such Binding Order would otherwise require RITA to purchase in excess of the amended minimum order quantities.

3.9.
RITA agrees during the Term to place Binding Orders for no less than the following quantities (subject to Clauses 3.10, 3.11, 3.12, 11.4 and any termination of this Agreement) of Units (irrespective of bead size range) for Delivery in the applicable calendar year:

Period	Units
From Effective Date until 31 December 2006	[***]
1 January 2007 until 31 December 2007	[***]
1 January 2008 until the latter of 1 June 2009 or three years from the date on which RITA has the exclusive right to sell the Product in the United States	[***]

3.10.
Save as provided in Clause 3.11, if any Third Party (other than RITA’s Affiliates) purchases from Biocompatibles, its Affiliates, licensees or distributors any Product in the Territory or distributes Product in the Territory then the minimum quantity of Units RITA is obliged to order pursuant to Clause 3.9 for the period in which that sale or distribution took place will be reduced by a quantity equal to the maximum number of Units that could be manufactured from the amount of Product such Third Party(s) has purchased or distributed.

3.11.
If Biocompatibles' current distributor, Terumo, orders from Biocompatibles, its Affiliates, licensees or distributors any Product after 4 April 2006 then the minimum quantity of Units RITA is obliged to order pursuant to Clause 3.9 for the 2006 period will be reduced by a quantity equal to the number of Units that could be manufactured from the amount of Product such distributor ordered (“Reduced Quantity”) and the minimum number of Units which RITA must order for the period 1 January 2008 to 1 June 2009 will be increased by a number equal to the Reduced Quantity.

3.12.
If (a) there is a Product Recall or (b) frequent Visual Defects or (c) frequent Late Deliveries or (d) Product is Defective or (e) Biocompatibles does not initiate proceedings against an alleged infringer of the rights licensed to RITA under clause 2.5 and 2.6, and as a result (of any of (a), (b), (c), (d), or (e) as applicable) RITA's ability to market and sell Product in the Territory is impeded, then, notwithstanding RITA’s other rights and remedies hereunder, the Parties will in good faith meet to discuss and fix a reduction in the minimum quantity of Units which RITA must Order pursuant to Clause 0. Any such reduction must be reasonable based on the number of Units affected by the issue giving rise to operation of this Clause and its effect on RITA’s ability to timely fulfil orders from its customers and maintain its reputation within the Territory. Such reduction shall also take into account that, as at the Effective Date, historical sales of the Product in the Territory have been small, and that if RITA is so impeded from marketing and selling the Product in the Territory it would likely have a disproportionate, i.e. larger, effect on RITA’s ability to enlarge the market and increase sales of the Product in the future. In the absence of any decision by the Parties pursuant to the procedure set forth in this Clause, RITA’s minimum quantity obligation pursuant to Clause 3.9 shall automatically be reduced under the following circumstances:

[***]	Certain information within this exhibit has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

3.12.1.
Upon Biocompatibles' failure to deliver all or a portion of Units within sixty days after the scheduled delivery date, and as a result RITA’s ability to market and sell Product in the Territory is impeded, the quantity of such undelivered Units shall be deducted from RITA’s minimum quantity requirements (for purposes of clarification, this deduction shall be in addition to the undelivered Units themselves being deducted from RITA’s minimum quantity obligations); and

3.12.2.
Upon Biocompatibles' failure to deliver all or a portion of Units within a further fifteen days after the sixty day period referred to in Clause 3.12.1 (namely seventy-five days after the scheduled delivery date), and as a result RITA’s ability to market and sell Product in the Territory is impeded, a further amount equal to the quantity of undelivered Units shall be deducted from RITA’s minimum quantity requirements (for purposes of clarification, this deduction shall be in addition to the adjustment made under Clause 3.12.1).

Samples
3.13.
RITA may order from Biocompatibles on an ad-hoc basis, which orders Biocompatibles will fulfil, samples of Units in reasonable quantities for the purpose of enabling it to fulfil its obligations hereunder to use reasonable endeavours to promote the Product (“Sample Units”). Such Sample Units will only be used for demonstration purposes and incentive samples but shall not be included in any calculation towards the minimum order quantity obligation on RITA pursuant to Clause 3.9. Biocompatibles agrees to provide RITA with Sample Units not to exceed ten (10) percent of RITA’s yearly Unit purchases. RITA acknowledges that such Sample Units are to be used primarily for marketing purposes and may not be sold to third parties.

4.	SUPPLY, DELIVERY AND INSPECTION

Supply
4.1.	Biocompatibles will, pursuant to this Clause 4, supply sufficient quantities of Units to fulfil all Binding Orders.

4.2.	No later than the time of Delivery, Biocompatibles will furnish to RITA a copy of the applicable Certificate of Conformance in respect of the Units supplied.

4.3.	Biocompatibles will supply all Units:
4.3.1.	that are the subject of a Binding Order by the 5th Business Day of the month in respect of which that Binding Order is applicable;
4.3.2.	that are supplied pursuant to Clauses 3.8.1 within 30 days of confirmation from Biocompatibles that it can supply the additional quantities; or,
4.3.3.	within 30 days of the request from RITA in respect of Units exchanged pursuant to Clause 3.8.2.

4.4.	The shelf life of all Units supplied by Biocompatibles will be:
4.4.1.	subject to Clause 4.4.2 and subject to Clause 4.4.3, no less than thirty-four (34) months from the date of Delivery in respect of Units supplied pursuant to a binding Forecast or Clause 3.8.2; and,
4.4.2.	no less than two (2) years from the date of Delivery in respect of Units supplied pursuant to Clause 3.8.1; and
4.4.3.
in the case of Units supplied in the first two Binding Months that occur during this Agreement, no less than twenty-four (24) months from the date of Delivery in respect of Units supplied pursuant to those relevant Binding Orders, and if any or all of such Units remain unsold by RITA after twelve (12) months from Delivery, Biocompatibles shall (one time only per Unit) replace such unsold Units with new Units having a minimum shelf life of twenty-four (24) months.

Packaging & Labelling
4.5.
Biocompatibles will be responsible for all costs associated with packaging and labelling of Product up to Delivery (or delivery at RITA’s facility pursuant to Clauses 4.15.2 or 4.18.2) and will ensure that it uses packaging that is reasonably sufficiently robust and secure to minimise breakages or damage to the Product.

4.6.
If Biocompatibles initiates a labelling or packaging change it shall be responsible for all associated costs and expenses incurred in making such change. Biocompatibles will not make a labelling or packaging change that will or may jeopardise the validity of the Marketing Authorisation(s) in the Territory. Any additional authorisation needed shall be obtained by Biocompatibles (as its sole cost) prior to the introduction of the change. No change to the labelling or packaging will be made without RITA’s prior written consent.

4.7.
If RITA requests a labelling or packaging change to which Biocompatibles consents, the external costs and fees associated with such labelling and/or packaging change shall be shared equally between the Parties.

Delivery
4.8.
Save as set out in Clauses 4.15 and 4.18, and pursuant to Clause 4.3 all Units will be delivered EXW (Ex-Works as defined by Incoterms 2000) from Biocompatibles’ facility in Farnham, Surrey for RITA or its transport agent to collect at that facility (“Delivery”). Biocompatibles will give RITA, or at RITA’s election its transport agent, no less than 5 Business Days' notice of when the Units will be made available for collection. Pending collection, Biocompatibles will be responsible for all loss or damage that may occur to the Units and for storing the Units in accordance with GMP requirements and the storage conditions identified in Schedule 1. Collection of the Units may be arranged at any time during normal UK business hours during Business Days, or such other time, as agreed between Biocompatibles and RITA or its transport agent.

4.9.	Biocompatibles will be responsible for loading the Units on the collecting vehicle at its premises and for obtaining all necessary transit and export clearances in respect of the Product.

4.10.	RITA will be responsible for the costs of shipment, import duties payable by it and insurance of the compliant Product once it is Delivered.

Title and Risk
4.11.	Title and risk to the Units shall pass to RITA on Delivery of the same.

Examination of Deliverables for Defects etc.
4.12.
RITA shall visually examine the Units Delivered to it for non-conformity with Specifications (“Visual Defect”). Where any Defect is identified by RITA within 15 Business Days of Delivery, RITA shall notify Biocompatibles by written notice (“Defect Notice”) in accordance with the following timetable:

4.12.1.	within 15 Business Days of Delivery of any Visual Defect of the Delivered Units; and,
4.12.2.
within 25 Business Days of receipt by RITA of it receiving a Certificate of Conformance relating to the manufacture, packaging, storage or transport of the Units which give rise to a potential Defect in the Units.

4.13.
A Defect Notice served under Clause 4.12 will identify (i) the batch number of the Units, (ii) the date(s) of Delivery and collection, (iii) reasonable detail, including test results, of the Defect, and (iv) confirmation that the Units in issue have been handled in accordance with RITA's obligations hereunder. If Biocompatibles disputes the Units are the subject of a Defect it shall arrange to collect the Units which are the subject of the Defect Notice in accordance with the storage and transport guidelines within 10 Business Days of receipt of the Defect Notice and RITA shall provide reasonable assistance at Biocompatibles’ cost to facilitate such collection. Such Units on collection shall become the property of Biocompatibles and Biocompatibles will issue a credit note in respect of all Units that are the subject of the Defect Notice. If Biocompatibles does not collect such Units, despite having disputed that there is a Defect, its failure will constitute Biocompatibles’ acceptance that the Units were Defective.

4.14.
Biocompatibles will promptly react to the Defect Notice and investigate whether or not the Defect is due to its, its Affiliates or agents’ negligence or failure to comply with manufacturing requirements, Specifications, GMP, GDP, other applicable regulatory requirements or any other reason. Biocompatibles will provide a full and frank report to RITA within 20 Business Days of receipt of the Units that are the subject of the Defect Notice irrespective of whether it accepts responsibility for the Defect in full, in part or not.

Consequences of Defective Units
4.15.
If the Visual Defect is not due to any action or inaction taken by RITA in the transport or storage of the Units then Biocompatibles shall, at RITA’s election, upon the earlier of (i) its acceptance of responsibility for the Visual Defect, or (ii) failure to collect Units pursuant to Clause 4.13, or (iii) determination that the Visual Defect is not due to action or inaction on the part of RITA as agreed between the Parties or pursuant to Clause 4.6:

4.15.1.
immediately refund the proportion of the Price paid by RITA that is attributable to the Visual Defect Units (when the credit note issued pursuant to Clause 4.13 will be void) and the transport and insurance costs incurred by RITA in shipping the defective Units from Biocompatibles’ facility; or

4.15.2.
within 20 Business Days and at its own cost ship EXW (Incoterms 2000) to RITA’s facility in Manchester, Georgia, USA an equal quantity of non-Defective Units to replace those which were Defective without charge to RITA.

If the Defect is due solely to any action or inaction taken by RITA, then RITA shall pay in full the price attributable to such Units in accordance with its obligations under Clause 5.

4.16.
Except as provided in Clause 3.12, any disputes regarding a Visual Defect or calculating the appropriate refund of monies pursuant to Clause 4.15 shall, within 7 Business Days of notice from one Party to another requesting expert determination, be referred to an independent expert appointed as agreed between RITA and Biocompatibles (or, in the absence of agreement within 7 Business Days of one Party asking the other to agree on a choice of independent expert, an independent expert appointed by the President of the Association of the British Pharmaceutical Industry) and such independent expert shall act as an expert and not arbitrator. The decision of the independent expert shall be written and given in English and be considered final and binding on the Parties unless there has been a manifest error on the face of the decision whereupon the Parties shall revert to the dispute resolution procedure in accordance with Clause 13.2.

4.17.	The consequences in respect of Defective Units set out in Clause 4.15.1 and 4.15.2 shall apply mutandis mutatis to any Units which are the subject of a Product Recall.

Consequences of Late Delivery
4.18.
For the purpose of this Clause, “Late Delivery” is defined as Delivery more than five (5) Business Days after the scheduled delivery date pursuant to Clause 4.3. Where Delivery of Units that are the subject of a Binding Order are the subject of a Late Delivery (in whole or part) at RITA’s election:

4.18.1.	RITA may cancel the Binding Order which is the subject of the Late Delivery and, at its election, cancel any subsequent Binding Orders; or
4.18.2.	Biocompatibles will transport and insure, at Biocompatibles’ sole expense, the Late Delivery Units to RITA’s facility in Manchester, Georgia USA by expedited delivery;

5.	PRICE AND PAYMENT TERMS
Price
5.1.	The initial price per Unit and Sample Unit payable by RITA to Biocompatibles is set out in Schedule 2 (“Price Per Unit”).

5.2.
The Parties will meet each August and February, the first meeting being February 2007, during the Term to review the levels of sales of Product and the average selling price of Product achieved by RITA in the Territory in the preceding January to June period or preceding July to December period respectively (each a “Sales Period”). If the average selling price of the Product achieved by RITA in the Territory exceeded US$[***] US dollars) in any one Sales Period then the Price Per Unit will be increased for the subsequent Sales Period by [***] of the amount of the average selling price exceeded US$[***]. If the average selling price of the Product achieved by RITA in the Territory falls in any one Sales Period then the Price Per Unit will be decreased for the subsequent Sales Period by [***] of the amount by which the average selling price fell. Such alteration in the Price Per Unit will not be retrospective and in no event will the Price Per Unit fall below the initial Price Per Unit set out in Schedule 2 (i.e. $[***]).

5.3.
All invoices will be raised in United States Dollars. RITA will pay to Biocompatibles the price per Unit and Sample Unit multiplied by the number of Units and Samples Units (as applicable) Delivered to RITA in accordance with this Agreement.

Payment Terms
5.4.	Biocompatibles will issue all invoices net in respect of Units and Sample Units Delivered to RITA at the time of Delivery.

5.5.
All properly issued invoices will be settled in full by RITA within 45 days of receipt by RITA. Payment will be made by electronic transfer of United States Dollars to Biocompatibles’ bank account the details of which are:

[***]	Certain information within this exhibit has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

HSBC Bank PLC
Farnham Branch
Biocompatibles UK Limited
Sort:
Account:
Account name: Biocompatibles UK Limited

Late Payments
5.6.
If a properly rendered invoice for payments properly due under this Agreement is not settled by RITA in full in accordance with Clause 5.5, Biocompatibles may, at its discretion and after having giving no less than 10 Business Days' written notice to RITA, charge RITA, which RITA will pay, interest at a rate of the HSBC lending rate plus 4% per annum on the sums overdue on a daily basis, from the date payment was due until payment is received in full.

6.	REGULATORY REQUIREMENTS

GMP and Quality
6.1.
Biocompatibles shall retain and store samples of all GMP Product released by Biocompatibles’ Quality department which is related to the Units supplied under this Agreement for such period as required by applicable regulatory obligations.

6.2.
Biocompatibles shall maintain and retain all Product design, development, engineering, manufacturing, sterilization and other required records in accordance with US FDA Quality System Regulations (“QSR”), 21 C.F.R. Part 820 or analogous requirements in Canada.

6.3.
Biocompatibles will comply with the QSR and maintain its GMP status for manufacturing of the Product. All Product will only be manufactured at a Biocompatibles’ approved facility (an “Approved Facility”). Any breach of the terms of this Agreement by an Approved Facility shall be deemed a breach of this Agreement by Biocompatibles. Biocomaptibles shall ensure that RITA shall have the same rights to audit and inspect an Approved Facility as RITA has to audit and inspect a Biocompatibles’ facility hereunder. If Biocompatibles uses an Approved Facility to manufacture Product, it shall comply with applicable regulatory obligations in respect of Product and will procure the compliance of the Approved Facility to adhere to applicable regulatory requirements.

6.4.
Biocompatibles will use all reasonable efforts to assist RITA as reasonably requested by RITA, to ensure that RITA is authorised to sell, market and distribute the Product in the Territory according to the Marketing Authorization.

Specification
6.5.
Biocompatibles will not amend the Specification of the Product without RITA’s prior written consent unless such amendment is required by the Regulatory Authorities. Biocompatibles will give RITA advance written notice of any change to the Specification before such change is made.

Marketing Authorisation
6.6.
Biocompatibles will during the Term maintain and keep in force the Marketing Authorisation in respect of the Product in the Territory in order that RITA may continue throughout the Term and the Territory to import, distribute, sell and use Product. If Biocompatibles becomes aware of any matter which may jeopardise or put at risk the validity or status of the Marketing Authorisation it shall notify RITA within 1 Business Day of becoming aware of such information and shall thereafter co-operate and discuss with RITA all issues concerning the maintenance and status of the Marketing Authorisation. The Parties shall during the Term comply with their respective establishment registration(s), medical device listing, and device labelling obligations under all applicable regulatory requirements.

Party audits
6.7.
Each Party shall be entitled, without charge, to conduct an audit of the other Party’s facility once every twelve (12) months in respect of, as applicable, GMP and regulatory compliance, including manufacturing, packaging, labelling and distribution of the Product and (in the case of RITA), RITA's sales, marketing and sub-licensing records in relation to the Product which shall be held as RITA Confidential Information. Such audits will be arranged upon no less than 5 Business Days' notice. During such an audit, the auditing Party (or its professional advisors) may enter those areas of other Party’s facility concerned with the Product for the purpose of observing and inspecting regulatory compliance and the performance of the manufacture, labelling, packaging and distribution of the Product (as appropriate) and those records of the Party being audited relevant to the manufacture, labelling, packaging and distribution of the Product (including qualification systems, water systems and environmental monitoring). The auditing Party will itself and procure that its professional advisors will obey and adhere to the rules and regulations in place at the other Party’s facility as are notified to the auditing Party in advance concerning health and safety, GMP and customer confidentiality.

.
6.8.
Additional audits may be conducted other than in accordance with Clause 6.7 on no less than 10 Business Days’ notice subject to the consent from the Party to be audited, such consent not to be unreasonably witheld.

Regulatory Inspections
6.9.
Biocompatibles will permit a competent governmental or regulatory authority body to enter those areas of Biocompatibles’ facilities concerned with the manufacture, processing, packaging, labelling, holding and distribution of the Product as required under regulatory obligations applicable to the import, sale, marketing and distribution of the Product in the Territory.

6.10.
During any RITA audits or regulatory inspections, Biocompatibles will provide all reasonable assistance as may be requested by RITA and its advisors or the relevant government or regulatory authority, as appropriate, and shall promptly permit access to and copy and verify records and reports in Biocompatibles’ possession, custody or control relating to regulatory compliance, including the manufacturing, processing, packaging, labelling, holding and distribution of the Product.

7.	ADVERSE EVENT REPORTING AND PRODUCT RECALL
Adverse Event Reporting
7.1.
A report is required when either Party becomes aware of information that reasonably suggests the Product has or may have caused or contributed to a Serous Adverse Event (as defined below) or a Non-Serious Adverse event (as defined below). The reporting Party shall report:

7.1.1	a Serious Adverse Event to the other Party within 24 hours from the time such Party first becomes aware of such Serious Adverse Event
7.1.2	a Non-Serious Adverse Event within 10 Business Days from the time such Party first becomes aware of such Non-Serious Adverse Event;
provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life threatening or result in death or hospitalisation but may jeopardise the patient or may require intervention to prevent a Serious Adverse Event outcome.

7.2.
For the purposes of this Clause 7, a "Serious Adverse Event" for any Product is defined as an MDR reportable event under 21 C.F.R. Part 803 (or the analogous regulation(s) in Canada), as well as (i) any medical occurrence that results in death or is an injury/illness that is life threatening (even if temporary in nature), (ii) injury/illness that results in permanent impairment of a body function or permanent damage to a body structure, (iii) injury/illness that necessitates medical or surgical intervention to preclude permanent impairment of a body function/permanent damage to a body structure, (iv) any medical occurrence that requires inpatient hospitalisation or prolongation of existing hospitalization, or (v) any medical occurrence that results in a new cancer. A “Non-Serious Adverse Event” for any Product is defined as (i) an untoward medical occurrence at any dose for any of the Product that is not a Serious Adverse Event, (ii) a customer or user complaint about the Product, or (iii) any other occurrence not included in (i) or (ii) surrounding the use of the Product of a material nature that is relevant to the safety, efficacy or suitability of the Product.

7.3.	Biocompatibles shall report all Serious and Non-Serious Adverse Events involving Products learned by it to:
Dr Alistair S Taylor
Biocompatibles UK Ltd
Chapman House
Farnham Business Park
Weydon Lane
Farnham
Surrey
GU9 8QL
Tel: +44 (0)1252 732732
Fax: +44 (0)1252 732777

7.4.	RITA shall report all Serious and Non-Serious Adverse Events involving Products learned by it to:
Linda Guthrie
46421 Landing Parkway
Fremont,
CA 94538
United States of America
+1-510-771-0400

7.5.	Biocompatibles will be responsible for:
7.5.1.
and will notify all federal, state and local authorities and regulatory authorities are notified of all Serious Adverse Events and Non-Serious Adverse Events which are required to be report in accordance with the relevant legislation and guidelines in each jurisdiction where the Product is distributed, sold or used;

7.5.2.	filing all MDRs in respect of any adverse event caused or suspected to have been caused through use of the Product;
7.5.3.	maintaining an accurate and complete database of all reported MDR reportable events and other Serious Adverse Events and Non-Serious Adverse Events;
7.5.4.
conducting a regular worldwide review of scientific literature applicable to the Product and reporting any adverse findings to the appropriate federal, state and local authorities and regulatory authorities;

7.5.5.	all pharmacovigilance obligations required by relevant regulatory authorities and applicable laws relating to the Product.

RITA will reasonably co-operate and work with Biocompatibles to assist Biocompatibles in complying with its responsibilities above.

7.6.	Where there is an MDR reportable event or Serious Adverse Event or Non-Serious Adverse Event, Biocompatibles will:
7.6.1.
ensure a prompt and full evaluation of each incident is undertaken and will provide the details of such evaluation to RITA, including but not limited to, corrective action(s) taken or to be undertaken, and any plans for further investigation or corrective actions and any proposed communication to the applicable regulatory authority up to and including the conclusion of the investigation;

7.6.2.	allow RITA to respond directly to any relevant or mandatory inquiries and any requirements or any regulatory authority having the right to make such inquiries or impose such requirements; and,
7.6.3.	file all mandatory reports to the relevant regulatory authorities as required in the Territory.

RITA will reasonably co-operate and work with Biocompatibles to assist Biocompatibles in complying with its responsibilities above.

Product Recalls
7.7.
If any legal obligation, law, regulation, rule, government authority or regulatory authority requires, or if RITA or the Parties otherwise conclude or agree, that Product must be recalled due to Product not being compliant with GMP, regulatory requirements or Specification or the occurrence of an MDR reportable event or Serious Adverse Events or Non-Serious Adverse Events which result in RITA reasonably concluding that there is a risk in continued use of the Product the Parties shall immediately co-operate with regard to planning an effective and rapid recall of any such Product that has been sold to Third Parties in the Territory (a "Product Recall").

7.8.
Other than where the Product no longer meets Specification, applicable regulatory requirements or GMP due solely to RITA’s storage and/or handling of it, Biocompatibles will be solely responsible for all costs and expenses of conducting any such Product Recall. Where the recall is due solely to RITA’s storage and/or handling of the Product other than in accordance with the guidelines in the Specification, RITA will be solely responsible for all costs and expenses of conducting such a recall.

7.9.
In conducting the Product Recall, each Party will co-operate and work with the other and follow the other’s reasonable requests in how they conduct the recall to ensure that it is run as discreetly as possible and to mitigate any damage to both Parties and their reputations.

7.10.
Any Units recalled pursuant to this Clause, other than where the recall was due to an act or omission of RITA’s when handling/storing the Product (except where RITA has acted in accordance with the storage guidelines in the Specification), will not be deducted from the orders placed by RITA when calculating whether or not RITA has complied with its minimum order obligation and any such recalled Units will be dealt with according to the provisions of Clause 4.15 as a Visual Defect Product.

8.	Warranties

Biocompatibles Warranties
8.1.	Biocompatibles warrants and represents to RITA that:
8.1.1.	throughout the Term it has the necessary permits, facilities, contractors and skilled personnel that are reasonably necessary for Biocompatibles to comply with its obligations hereunder;
8.1.2.
as at the Effective Date, the Product has a Marketing Authorisation within the Territory and may be imported, sold and distributed within the Territory and that it knows of no reason as at the Effective Date why the Marketing Authorisation currently granted in respect of the Product in the Territory will not continue to remain valid and in force in the Territory;

8.1.3.	all Product shall:
8.1.3.1.	throughout the Term be manufactured, packaged and labelled exclusively by Biocompatibles or an Approved Facility;
8.1.3.2.
for the duration of the applicable shelf life, be free from Defects (other than Visual Defects identified by RITA) provided that RITA handles and stores the Product in accordance with the Specification, GMP, GDP and all applicable regulatory requirements;

8.1.3.3.
throughout the Term have been manufactured in compliance with and, as at the agreed date of Delivery (or delivery at RITA’s facility pursuant to Clauses 4.15.2 or 4.18.2), shall be supplied in Units and compliant with all applicable US FDA requirements and analogous Canadian regulatory requirements;

8.1.3.4.	throughout the Term be delivered free of encumbrances or liens;
8.1.3.5.
as at the agreed date of Delivery (or delivery at RITA’s facility pursuant to Clauses 4.15.2 or 4.18.2) not be adulterated or misbranded by Biocompatibles or its sub-contracted manufacturer or transporters within the meaning of the Federal Food, Drug and Cosmetic Act (U.S.) or the analogous provisions of Canadian regulatory laws;

8.1.4.	as at the Effective Date, it is not aware that the Product and its intended use in embolization infringes any Intellectual Property Rights of a Third Party;
8.1.5.
as at the Effective Date the Product IPR comprises all Intellectual Property Rights in the Territory to which Biocompatibles has any rights which are necessary to import, use, distribute, sell, offer to sell, dispose and keep the Product for embolization treatments/indications only; and,

8.1.6.
throughout the Term it has the necessary rights to appoint and authorise RITA as its exclusive distributor in the Territory in respect of the Product on the terms set out in Clause 2.1 and to license the Product IPR to RITA for that purpose on the terms set out in Clause 2.5.

If Product Delivered to RITA under this Agreement is identified as a Visual Defect by RITA and Biocompatibles comply with the terms of Clause 4.15 then such Visual Defect Product will not be deemed a breach of the warranty at Clause 8.1.3.2, provided however that RITA’s right to argue that frequent Visual Defects may constitute a material breach of the Agreement shall not be affected by this provision.

RITA Warranties
8.2.
RITA warrants and represents to Biocompatibles that it has the necessary permits (other than the Marketing Authorisation for the Product), facilities, contractors and skilled personnel that are reasonably necessary for RITA to comply with its obligations hereunder.

8.3.
RITA warrants and represents to Biocompatibles that it shall store and handle the Units it receives from Biocompatibles in accordance with the Specification, GMP, GDP and all applicable regulatory requirements.

Mutual Warranties
8.4.	Each Party warrants and represents to the other that:
8.4.1.	it has the corporate authority to enter into this Agreement;
8.4.2.	the obligations owed and rights granted by each Party to the other hereunder are not in conflict with any other rights granted or obligations owed by the Party to a Third Party;
8.4.3.
it is not aware of any disputes, claims, adverse events or other circumstances or reasons why it will be unable to comply with its obligations under this Agreement or which would affect the enjoyment by the other party of the full benefit of its rights under this Agreement; and

8.4.4.	the obligations required to be performed by it hereunder comply with applicable laws or regulations.

Exclusion of other express and implied warranties and other terms
8.5.
To the maximum extent permitted by the applicable law of this Agreement, save for those express warranties set out above, the Parties neither make nor give any other express or implied (whether by statute, custom or otherwise) warranties or any other terms (including in relation to their obligations, duties or activities owed or performed or rights granted under this Agreement, or in relation to the Product) and hereby exclude any other such express or implied warranty in respect of that subject matter.

Procedure for warranty claims
8.6.
The Party making, or intending to make, any claim under the warranties in this clause 8 (the "Claiming Party") shall first notify the other Party (the "Other Party") in writing as soon as is practicable upon discovering any cause of action or claim, providing reasonable detail of the nature of the alleged claim. Where the warranty claim concerns a particular Product or Products, the Claiming Party shall not make any use (or further use) or otherwise deal in with Third Parties, as applicable, that particular Product or Products.

8.7.
Prior to invoking the dispute resolution procedure in Clause 13 below, and following notification as set out in clause 8.6 above, if the breach is capable of remedy the Claiming Party shall give the Other Party a reasonable period (and not more than 15 Business Days (without the agreement of the Claiming Party) starting on the date notice from the Claiming Party generally identifying the alleged claim is deemed served pursuant to Clause 14.7) to remedy the alleged breach (the "Remedy Period"). If the breach cannot be remedied or following the expiry of the Remedy Period if the Other Party has not remedied the breach complained of by the Claiming Party, either Party may:

8.7.1.	refer the claim to be decided pursuant to Clause 13 below and the dispute resolution procedure set out in Schedules 3 and 4 to this Agreement; or,
8.7.2.	terminate the Agreement pursuant to Clause 11.3.1 if the breach(es) constitute a material breach.

Multiple Claims
8.8.
The Claiming Party shall not be entitled to recover from the Other Party more than once in respect of the same losses suffered under any warranty claim, any other claim for breach of contract and/or under the indemnity in Clause 10.

9.	CONFIDENTIAL INFORMATION
9.1.
In consideration of one Party (the “Disclosing Party”) making available (including as a result of an audit under Clause 6.7) its Confidential Information to the other (the “Recipient Party”), the Recipient Party hereby undertakes that it shall, and shall procure that each of its Permitted Recipients, shall:

9.1.1.	treat and safeguard as private and confidential all the Confidential Information;

9.1.2.
use the Confidential Information only during the Term for those purposes reasonably necessary for or anticipated under this Agreement and without prejudice to the generality of the foregoing, not use any Confidential Information to obtain any commercial advantage over the Disclosing Party;

9.1.3.
ensure the proper and secure storage of all Confidential Information applying standards of care reasonably expected and no less stringent than standards applied to protection of Recipient Party's own confidential information;

9.1.4.
not at any time without the Disclosing Party’s prior written consent disclose or reveal, whether directly or indirectly any of the Confidential Information to any person whatsoever save its Permitted Recipients, and then only on a limited need to know basis, who shall be informed by it of the confidential nature of the Confidential Information and of the confidentiality terms of this Agreement and for whom it hereby accepts full responsibility in the event that any such person shall breach the duty of confidence imposed upon them; and

9.1.5.	not at any time have any discussion, correspondence or contact with any third party concerning the Confidential Information without the prior written consent of the Disclosing Party.

9.2.	The obligations in this Agreement regarding Confidential Information do not apply to information:
9.2.1.
which, at the time of its disclosure by the Disclosing Party, was wholly available to the public and could be obtained without reference to the Confidential Information by any person with no more than reasonable diligence;

9.2.2.
which becomes generally available to the public after such disclosure otherwise than by reason of a breach of any of the undertakings in this Agreement or any breaches of confidence by the Recipient Party or its Permitted Recipients;

9.2.3.	which is, at the time of such disclosure and as evidenced by the Recipient Party's written records, lawfully already within its possession;
9.2.4.
to the extent that the Recipient Party or any of its Permitted Recipients is compelled to disclose the Confidential Information by law or by any stock exchange or other regulatory authority having jurisdiction over it or them (but, for the avoidance of doubt, only to that extent);

9.2.5.
that is required to be disclosed pursuant to any court order or ruling of any other competent tribunal, but then only following notification of such order to the Disclosing Party and only to the extent required to satisfy or fulfil such order or ruling; or

9.2.6.
that RITA must disclose to the US Securities and Exchange Commission including the terms of this Agreement (other than those provisions which may lawfully be redacted from this Agreement), its existence and subject matter.

9.3.
Except as otherwise provided for in this Agreement or otherwise required by law or administrative authorities, neither RITA nor Biocompatibles shall disclose any terms or conditions of the Agreement to any third party without the prior written consent of the other Party provided that RITA may publicly disclose to the US Securities and Exchange Commission the terms of this Agreement (other than those provisions which may lawfully be redacted from this Agreement), its existence and subject matter.

9.4.	The Parties will within 10 (ten) Business Days of the Effective Date agree upon a joint press release to announce the execution of this Agreement and promotion of the Product in the Territory.

9.5.
Upon termination or expiry of this Agreement or at the request of the Disclosing Party, the Recipient Party shall promptly return to the Disclosing Party any and all Confidential Information (including copies of documents, computer records and records on all other media) then in its possession or under its control.

9.6.	The provisions of this Article 9 shall survive termination or expiry of the Agreement for 5 years.

10.	INDEMNITIES AND LIABILITY
Biocompatibles’ Indemnity
10.1.
RITA shall promptly indemnify and hold harmless Biocompatibles and each of its directors and officers (the “Biocompatibles Parties”) against any and all losses, demands, claims, liabilities, damages, costs and expenses (including but not limited to consequential losses and loss of profit, court costs and documented and reasonable attorney’s fees and expenses together with any applicable taxes thereon) that the Biocompatibles Parties may or have suffered or incurred directly in consequence of any Third Party claim for property damage or personal injury caused by RITA’s negligent acts or omissions in respect of the Product. The benefit of this indemnification does not extend to any losses suffered by the Biocompatibles Parties as a result of any of their own intentional or negligent acts or omissions or breach of this Agreement.

RITA’s Indemnity
10.2.
Biocompatibles shall promptly indemnify and hold harmless RITA and each of its directors and officers (the “RITA Parties”) against any and all losses, demands, claims, liabilities, damages, costs and expenses (including but not limited to consequential losses and loss of profit, court costs and documented reasonable attorney’s fees and expenses together with any applicable taxes thereon) that the RITA Parties may or have suffered or incurred directly in consequence of any Third Party claim for:

10.2.1.	property damage or personal injury caused by Biocompatibles' negligent acts or omissions;
10.2.2.	any defect in Product or personal injury or death caused through use of the Product in accordance with its authorised use;
10.2.3.
the infringement or alleged infringement or breach of any Third Party rights including Intellectual Property Rights as a result of the importation, use, keeping, offer for sale or disposal of the Product.

The benefit of this indemnification does not extend to any losses suffered by the RITA Parties as a result of their own intentional or negligent acts or omissions or breach of this Agreement.

Indemnification Procedure
10.3.	The Party (the "Indemnitee”) that intends to claim indemnification under this Clause 10 shall:
10.3.1.
promptly, and in any event within 15 Business Days of it receiving notice of the claim, demand, threat or action, notify the other Party (the "Indemnitor”) in writing in general terms of any claim, demand, threat or action which has or has the potential to give rise to the Indemnitee seeking to rely on and claim the benefit of the indemnification together with notification of the Indemnitee's intention to rely on such indemnity, provided that, failure to give such notice shall not relieve the Indemnitor of its indemnification obligations except and only to the extent such failure actually and materially prejudices the ability of the Indemnitor to defend against such claims;

10.3.2.	not prejudice any defence to any claim or attempt to settle or compromise such claim;
10.3.3.	shall comply with the procedure in Clause 10.3.1 save that nothing shall prevent it from complying with the procedural requirement of any proceedings which have been commenced;
10.3.4.
subject to its other rights and obligations and compliance with the procedures set out in this Clause 10 permit the Indemnitor to have overall control of the conduct of the negotiations and the proceedings including any counterclaim;

10.3.5.	cooperate as reasonably requested by the Indemnitor, at the Indemnitor's expense, in the conduct of such claim (and any counterclaim); and

10.3.6.	have the right (at the Indemnitor's expense) to instruct independent counsel and participate in all proceedings and negotiations whether named or not as a party in the claim or proceedings.

10.4.
The Indemnitor shall promptly after notification of a claim, appoint experienced and professional attorneys who will professionally and thoroughly defend and prosecute any claim that gives rise to an indemnity claim under this Clause 10. If the Indemnitor does not act in accordance with its obligation under this Clause 10.4 the Indemnitee may, at the Indemnitor’s sole cost and expense, appoint its own experienced and professional attorneys to defend and prosecute such claim and notwithstanding Clause 10.3.4, the Indemitee will have full control and conduct of defending and prosecuting such claim.

10.5.
Notwithstanding any other provision in this Clause 10, the Indemnitor shall not settle or consent to an adverse judgement in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnitee or imposes additional obligations (financial or otherwise) on such Indemnitee, without the prior express written consent of such Indemnitee (such consent to be at the Indemnitee's sole discretion).

10.6.
The Parties shall promptly and in good faith discuss ways, whether by modifications to the Services or Product, licensing or otherwise, to settle or overcome a Claim under the indemnities. If the Parties do not reach an agreement within 40 (forty) Business Days of notification under Clause 10.3.1, the Party against whom the indemnity claim has been made, may, on 20 (twenty) Business Day's notice in writing terminate the Agreement pursuant to Clause 11. In the event that formal legal proceedings are commenced the Parties shall use their reasonable endeavours to conduct such discussions expeditiously.

Insurance
10.7.
Biocompatibles shall during the Term and for a period of 5 years after expiry or termination of this Agreement maintain a comprehensive products and public liability insurance covering bodily injury and property damage of no less than US$10 million. against claims for bodily injury or property damage arising from Biocompatibles' activities in performing the Services, with reputable insurance companies.

10.8.	RITA shall during the Term maintain a comprehensive products and public liability insurance covering bodily injury and property damage of no less than US$5 million with reputable insurance companies.

10.9.
Each Party shall provide to the other Party not less than thirty (30) days advance written notice prior to any cancellation, termination or material modification of their respective insurance policy. Upon request by one Party the other Party shall furnish a certificate of insurance or suitable equivalent evidence of compliance with this Clause.

Consequential Losses and Damages
10.10.	Neither Party shall be liable to the other for any loss or damage howsoever caused in respect of:
10.10.1.	loss of goodwill, lost profits, business, business opportunities or revenue; and,
10.10.2.	special, indirect or consequential loss; and
10.10.3.	punitive or exemplary damages.

10.11.
Nothing in this Agreement shall purport or attempt or serve to exclude or restrict any liability for (i) death or personal injury resulting directly from either Party's negligence in its performance of the Services; (ii) liability for any fraud or fraudulent misrepresentation; or (iii) any liability for breach of implied undertakings which cannot be excluded by contract such as, and without limitation, warranties as to title.

11.	TERM AND TERMINATION
11.1.
This Agreement shall commence on and have effect as of the Effective Date and will expire on the later of 1 June 2009 or three years from the date (not to be later than August 1, 2006) on which Biocompatibles notifies RITA it has the exclusive right to sell the Product in the United States (the “Term”).

11.2.
Biocompatibles hereby grant to RITA a right of first negotiation to extend the Term of this Agreement. This right must be exercised by RITA by written notice no later than the expiry of the Term. Prior to RITA exercising this right or before the expiry of this right, Biocompatibles will not negotiate with a Third Party to grant any of the rights granted hereunder unless it has first obtained RITA’s prior written consent, such consent not to be unreasonably withheld or delayed. Upon RITA electing to exercise this right the Parties will for a period no less than 60 days negotiate in good faith the terms to extend the term of this Agreement. RITA’s right under this Clause 11.2 shall not apply for so long as RITA is in breach of its obligations hereunder. On expiry of the Term or termination of this Agreement this right shall automatically expire.

Events of Termination
11.3.	Either Party (“Non-Defaulting Party”) may terminate this Agreement before expiry of the Term with immediate effect by written notice to the other (“Defaulting Party”) if:
11.3.1.
the Defaulting Party commits a material breach of its obligations under this Agreement and, if the breach is capable of remedy, fails to remedy it during a period of 15 Business Days starting on the date of service of notice by the Non-Defaulting Party (according to clause 14.7) generally identifying the breach and requiring it to be remedied;

11.3.2.
the Defaulting Party (i) generally unable to pay its debts as they become due within the meaning of Section 123 of the Insolvency Act 1986; or (ii) has an administrator appointed or administration order made against it or an order for winding-up or dissolution made (otherwise than in the course of a bona fide intra-group reorganisation previously approved in writing by the Non-Defaulting Party) or liquidator appointed and such step is not withdrawn within 30 days; or (iii) actions or omissions result in an encumbrancer taking possession of, or a trustee or administrative receiver or similar officer being appointed in respect of, all or any part of the business or assets of the Defaulting Party and such steps are not discharged within seven days; or (iv) is the subject of a voluntary arrangement is proposed under Section 1 of the Insolvency Act 1986 (as amended, re-enacted or replaced from time to time) other than for the purpose of a bona fide intra-group reorganisation; or (v) proposes or makes any composition of arrangement or composition with, or any assignment for the benefit of, any of its creditors; (vi) is subject to anything analogous to any of the events described in (i) to (v) above including analogous under US law;

11.3.3.
the Marketing Authorisation for the Product is withdrawn, terminated or suspended or RITA does not have the benefit of it in the Territory (except where such withdrawal, termination, suspension or loss of benefit is caused by default of RITA) or there is other FDA regulatory action concerning the Product, in each case that materially adversely affects RITA’s ability to market and sell the Product in the Territory.

11.4.	At RITA's sole discretion RITA's obligations pursuant to Clause 2.4 and its minimum quantity obligations pursuant to Clause 3.9 shall terminate upon the occurrence of any of the following:
11.4.1.	an FDA Public Health Notification regarding the Product;
11.4.2.
a Product Recall exercise is conducted pursuant to Clause 7 primarily due to reasonable concerns of patient safety provided such recall has a materially adverse effect on demand for the Product in the Territory;

11.4.3.	an increase or change in Product-related Serious Adverse Events provided such Events have a materially adverse effect on demand for the Product in the Territory; or
11.4.4.
a claim of Intellectual Property Right infringement with respect to RITA's proper performance of its obligations and exercise of its rights under this Agreement in relation to the Product, is brought by a Third Party in the Territory, and such claim (1) is not merely vexatious or frivolous, (2) can reasonably be regarded as having material litigation consequences, and (3) remains outstanding for more than ninety (90) days;

except that, if RITA exercises its option to terminate its obligations pursuant to Clause 11.4, then Biocompatibles shall have the option to terminate this agreement immediately by notice. The Parties acknowledge that each Party may obtain patent noninfringement and/or invalidity opinions regarding the patents at issue in the claim. Each Party hereby agrees that it shall not require the other to disclose such legal opinions.

Effect of Termination
11.5.
Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of either Biocompatibles or RITA arising under or out of this Agreement and all provisions which are expressed to survive this Agreement and the provisions of:

11.5.1	Clauses 2.9.2, 5, 6.1, 6.2, 7, 8.8, 9, 10, 11.5-11.7, 13 and 14; and
11.5.2	should litigation have been initiated in accordance with Clause 2 above, clauses 2.14-2.16; shall survive termination or expiry and remain in full force and effect.

11.6.
Any claims either Party might have (whether or not notified to the other Party prior to the Termination) against the other Party as well as the liability and insurance provisions of this Agreement shall survive the termination of this Agreement.

11.7.	If this Agreement is terminated by RITA, then notwithstanding any other provision in this Agreement:
11.7.1
at Biocompatibles’ option either (i) RITA shall be entitled, for a limited, reasonable period of time to be agreed between the Parties, to continue to sell, supply and market the Product in the Territory on a non-exclusive basis in order to dispose of existing stocks of the Product it holds, or (ii) Biocompatibles shall purchase such stock remaining at the date of termination at the transfer price paid to Biocompatibles by RITA; or

11.7.2
if it is not practicable for RITA to sell the Product in the Territory, having regard to the reason(s) for termination, then Biocompatibles shall purchase such stock remaining at the date of termination at the transfer price paid to Biocompatibles by RITA.

12.	FORCE MAJEURE
12.1.
Neither Party shall be liable or responsible to the other nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the party so affected including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labour disturbances, acts of God or other acts, omissions or delays in acting by any administrative authority or other party.

12.2.
The Party affected by the force majeure event shall notify the other Party in writing of any force majeure event which prevents it from complying with its obligations hereunder. If a force majeure situation continues for more than 6 (six) months after notice is served, and is adversely effecting the performance of this Agreement, the other Party will have the right, on 30 (thirty) days advance written notice not to expire before the 6 (six) month period to terminate this Agreement.

12.3.
Notwithstanding the provisions of this Clause 12, if a force majeure event shall occur within the last nine (9) months of the remaining Term of this Agreement such that it prevents Biocompatibles from fulfilling any Binding Orders during any part of that period, RITA shall be entitled to terminate this Agreement and all undelivered Binding Orders upon fifteen (15) days prior written notice.

13.	APPLICABLE LAW, JURISDICTION AND DISPUTE RESOLUTION
Applicable Law
13.1.
This construction, validity and performance of this Agreement shall be governed by the laws of England and Wales and, subject to Clause 8.7 above and Clause 13.2 below, any dispute will be subject to the non-exclusive jurisdiction of the Courts of England and Wales.

13.2.
Unless emergency relief is required by either party when either party shall be free to resort to litigation, the parties shall initially refer any dispute that may arise out of or relate to this Agreement (or its construction, validity or termination) to be initially considered pursuant to the dispute resolution procedure set out in Schedule 3. If the dispute cannot be amicably settled through the dispute resolution procedure either party may elect to have the dispute referred to and resolved by arbitration by serving written notice.

14.	MISCELLANEOUS
Amendment
14.1.
Any modification, extension or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement) shall only be valid if it is in writing and signed by or on behalf of each Party to this Agreement. No modification or variation of this Agreement shall be valid if made by e-mail.

14.2.
Unless expressly so agreed, no modification or variation of this Agreement shall constitute or be construed as a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement which have already accrued up to the date of such modification or waiver, and the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except and only to the extent that they are so modified or varied.

Assignment
14.3.
The parties shall have the right to assign their entire rights and obligations under this Agreement to a Third Party where such assignment is pursuant to a merger, acquisition or transfer of all or a substantial part of the assets of the relevant part of that party’s business or to an Affiliate as part of an intra-group reorganisation. Neither Party shall otherwise, unless expressly provided herein or without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), assign at law or in equity (including by way of a charge or declaration of trust), this Agreement or any rights under this Agreement, or other than in respect of distribution of Product sub-contract any or all of its obligations under this Agreement, or purport to do any of the same. Any purported assignment in breach of this Article shall confer no rights on the purported assignee.

Entire Agreement
14.4.
This Agreement, and the documents referred to in it, constitutes the entire and only agreement and understanding of the Parties relating to its subject matter and supersedes any previous agreement between the Parties relating to the subject matter of this Agreement. Each Party acknowledges and agrees that it has not been induced to enter into this Agreement in reliance upon any representation, warranty, promise or other term other than as expressly set out in this Agreement. No such representation, warranty, promise or other term is to be implied into this Agreement by virtue of any usage or course of dealings. If a Party has given any representation, warranty or promise then, except to the extent it is expressly set out in this Agreement, the party to whom it is given waives any rights or remedies which it may have in respect of it.

Waiver and amendment
14.5.
In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

Severability
14.6.
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. The Parties agree, in the circumstances referred to in this Article to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the Parties under any invalid or unenforceable provision of this Agreement shall be suspended whilst an attempt at such substitution is made.

Notices
14.7.
Any notice or other communication given or made under this Agreement shall be in writing and in English and signed by or on behalf of the Party giving it and shall be served by hand, delivering it or sending it by prepaid recorded or special delivery post or prepaid international recorded airmail, to the address and for the attention of the relevant Party set out in this Article 14.7 (or as otherwise notified by that Party hereunder). Any such notice shall be deemed to have been received:

14.7.1.	if hand delivered or sent by prepaid recorded or special delivery post or prepaid international recorded airmail, at the time of delivery;
14.7.2.	if sent by post (other than by prepaid recorded or special delivery post), five days from the date of posting; or
14.7.3.	if sent by airmail (other than by prepaid international recorded airmail), five days from the date of posting;
Provided that if deemed receipt occurs before 9.00a.m. on a Business Day the notice shall be deemed to have been received at 9.00a.m. on that day, and if deemed receipt occurs after 5.00p.m. on a Business Day, or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00a.m. on the next Business Day.

The addresses of the Parties for the purposes of this Article 14.7 are:
Biocompatibles
Biocompatibles UK Ltd
Chapman House
Farnham Business Park
Weydon Lane
Farnham
Surrey
GU9 8QL
For the attention of: Mr Ian Ardill, Finance Director and Company Secretary

With a copy to:
Daniel Pavin
Taylor Wessing
Carmelite
50 Victoria Embankment
Blackfriars
London
EC4Y 0DX

RITA
RITA Medical Systems
46421 Landing Parkway
Fremont, CA 94538
For the attention of: Darrin Uecker, Chief Technology Officer and Craig Factor, General Counsel

With a copy to:
Stephen Reese
Olswang
90 High Holborn
London WC1V 6XX

or such other address as may be notified in writing from time to time by the relevant Party to the other Party. Any such change to the place of service shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

Counterparts
14.8.
This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement is not effective until each Party has executed at least one counterpart.

No partnership or agency
14.9.
Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or to authorise either Party to act as agent for the other, and no Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power). Each Party is entering into this Agreement as principal not agent, and may not enforce any of its rights under or in connection with this Agreement for the benefit of any other person

Rights of third parties
14.10.
Except for clause 10 (Indemnities) (which may be directly enforced by the indemnified third parties referenced in those clauses, but any such enforcement shall be subject to the other terms of this Agreement relevant to such rights) no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a party other than the parties to this agreement (or their permitted successors and assignees). The consent of, or reference to, the indemnified parties (or any of them) referred to in Clause 10 who are not parties to this Agreement shall not be required to vary, rescind or terminate this Agreement.

THIS AGREEMENT has been executed by or on behalf of the Parties on the date at the top of this Agreement.

Signed on behalf of Biocompatibles UK Limited by Name : /s/ Peter Stratford Position : Managing Director	) ) ) ) ) ) ) ) )
Signed on behalf of RITA Medical Systems, Inc. by Name : /s/ Joseph De Vivo Position : President and Chief Executive Officer	) ) ) ) ) ) ) ) )

SCHEDULE ONE

Specification

Customer Specification CS-0001

Purpose
This specification describes the customer requirements specific to the LC Bead embolisation product manufactured by Biocompatibles UK Ltd.

Product Description
LC Bead microspheres are preformed soft, deformable microspheres that are used clinically to occlude arteries for the purpose of blocking blood flow to target tissue. The beads consist of a PVA based hydrogel which is approximately 90% water.

The microspheres are biocompatible, hydrophilic and non resorbable. LC Beads in saline are supplied in individual vials in Table 1.

Biocompatibility
LC Bead microspheres have been tested to, and satisfy the requirements of ISO10993. LC Bead is supplied as sterile and non-pyrogenic.

Components
LC Bead microspheres are compatible with angiographic contrast media, saline, water and other aqueous solutions.

Manufacture
Manufacturing is carried out according to the requirements of cGMP (21CFRPart 820), ISO13485 and ISO13485 CAN.

Labelling and Packaging
A unit of LC Bead microspheres consists of:
•	a sealed glass vial with a label
•	an outer box with a carton label
•	instructions for use (IFU)

Storage Conditions/Shelf Life:
Finished, sterilised product can be stored for up to 3 years from the date of sterilisation, under the following conditions:
•	Temperature: Do not freeze. Store under ambient conditions
•	Relative Humidity 5% to 95%

Biocompatibles UK Limited	Customer Specification CS-0002Revision 1

DC BEAD

Table 1
Product Code	Size	Nominal Quantity LC Beads	Colour	Component Description	Component Number
VE220GS	100-300μm	2ml	Yellow	DFU 7-11 Microspheres 100-300μm Saline Vial Stopper Crimp Cap LC Bead vial label LC Bead box label Vial box Vial box insert	CN00165 IN00008 RM00055 CN00088 CN00089 CN00090 CN00150 CN00155 CN00098 CN00225
VE420GS	300-500μm	2ml	Blue	DFU 7-11 Microspheres 300-500μm Saline Vial Stopper Crimp Cap LC Bead vial label LC Bead box label Vial Box Vial box insert	CN00165 IN00009 RM00055 CN00088 CN00089 CN00091 CN00151 CN00156 CN00098 CN00225
VE620GS	500-700μm	2ml	Red	DFU 7-11 Microspheres 500-700μm Saline Vial Stopper Crimp Cap LC Bead vial label LC Bead box label Vial box Vial box insert	CN00165 IN00010 RM00055 CN00088 CN00089 CN00092 CN00152 CN00157 CN00098 CN00225
VE820GS	700-900μm	2ml	Green	DFU 7-11 Microspheres 700-900μm Saline Vial Stopper Crimp Cap LC Bead vial label LC Bead box label Vial box Vial box insert	CN00165 IN00011 RM00055 CN00088 CN00089 CN00093 CN00153 CN00158 CN00098 CN00225

Biocompatibles UK Limited	Customer Specification CS-0002Revision 1

DC BEAD

Product Code	Size	Nominal Quantity LC Beads	Colour	Component Description	Component Number
VE1020GS	900-1200μm	2ml	Purple	DFU 7-11 Microspheres 900-1200μm Saline Vial Stopper Crimp Cap LC Bead vial label LC Bead box label Vial box Vial box insert	CN00165 IN00012 RM00055 CN00088 CN00089 CN00094 CN00154 CN00159 CN00098 CN00225

Biocompatibles UK Limited	Customer Specification CS-0002Revision 1
DC BEAD

Customer Specification CS-0002

Purpose
This specification describes the customer requirements specific to the DC Bead drug delivery embolisation product manufactured by Biocompatibles UK Ltd.

Product Description
DC Bead microspheres are preformed soft, deformable microspheres that are used clinically to occlude arteries for the purpose of blocking blood flow to target tissue. The beads consist of a PVA based hydrogel which is approximately 90% water.

The microspheres are biocompatible, hydrophilic and non resorbable. DC Beads in saline are supplied in individual vials in Table 2.

Biocompatibility
DC Bead microspheres have been tested to, and satisfy the requirements of ISO10993. DC Bead is supplied as sterile and non-pyrogenic.

Components
DC Bead microspheres are compatible with angiographic contrast media, saline, water and other aqueous solutions.

Manufacture
Manufacturing is carried out according to the requirements of cGMP (21CFRPart 820), ISO13485 and ISO13485 CAN.

Labelling and Packaging
A unit of DC Bead microspheres consists of:
•	a sealed glass vial with a label
•	an outer box with a carton label
•	instructions for use (IFU)

Storage Conditions/Shelf Life:
Finished, sterilised product can be stored for up to 3 years from the date of sterilisation, under the following conditions:
•	Temperature: Do not freeze. Store under ambient conditions
•	Relative Humidity 5% to 95%

CONFIDENTIAL

Table 2.

Product Code	Size	Nominal Quantity DC Beads	Colour	Component Description	Component Number
DC2V103	100-300μm	2ml	Yellow	DFU 7-11 Microspheres 100-300μm Saline DC Bead vial label DC Bead box label Box Insert Vial Stopper Crimp Cap	CN00103 IN00008 RM00055 CN00073 CN00078 CN00098 CN00225 CN00088 CN00089 CN00090
DC2V305	300-500μm	2ml	Blue	DFU 7-11 Microspheres 300-500μm Saline DC Bead vial label DC Bead box label Box Insert Vial Stopper Crimp Cap	CN00103 IN00009 RM00055 CN00074 CN00079 CN00098 CN00225 CN00088 CN00089 CN00091
DC2V507	500-700μm	2ml	Red	DFU 7-11 Microspheres 500-700μm Saline DC Bead vial label DC Bead box label Box Insert Vial Stopper Crimp Cap	CN00103 IN00010 RM00055 CN00075 CN00080 CN00098 CN00225 CN00088 CN00089 CN00092
DC2V709	700-900μm	2ml	Green	DFU 7-11 Microspheres 700-900μm Saline DC Bead vial label DC Bead box label Box Insert Vial Stopper Crimp Cap	CN00103 IN00011 RM00055 CN00076 CN00081 CN00098 CN00225 CN00088 CN00089 CN00093

CONFIDENTIAL

SCHEDULE TWO

Price Per Unit

The initial price per Unit shall be $[***] USD.

The price per unit per Sample Unit shall be $[***] USD.

[***] Certain information within this exhibit has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL
SCHEDULE THREE

Dispute Resolution Procedure

Dispute Resolution. The Parties agree to attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly through negotiation and in accordance with the following procedure:

(a)    Either party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both Parties will meet at a mutually acceptable time and place within thirty (30) days after delivery of the notice, and thereafter as often as they reasonably deem necessary. The purpose of this meeting is for the Executives to exchange relevant information and to attempt to resolve the dispute expeditiously;

(b)    If the matter has not been resolved by the executives within thirty (30) days of the notice, or if the Parties fail to meet within the thirty (30) day period, the dispute will be referred to the then presiding Presidents, or their designee, of both Parties who shall have authority to settle the dispute; or

(c)    If the matter has not been resolved within sixty (60) days from the referral of the dispute to the Senior Executives, or if no meeting has taken place within thirty (30) days after referral to the Senior Executives, either party may initiate the dispute resolution procedure as described in Schedule 4.

(d)    With the exception of claims arising by reason of a breach of confidentiality (for which claims the Parties acknowledge that damages at law may be inadequate and equitable relief may be necessary and appropriate), the procedures stated in this Schedule 3 must be exhausted prior to the commencement of any litigation. However, and the foregoing notwithstanding, either party may immediately seek a preliminary or permanent injunction, or other provisional judicial relief, if such action is necessary to avoid irreparable damage or to preserve the status quo. Nevertheless, despite such action, the Parties will continue to participate in good faith in the procedures specified above in this Schedule 3.

CONFIDENTIAL
SCHEDULE FOUR

Arbitration

Subject to the provisions of Clause 13.2, any dispute arising out of or in connection with this Agreement which cannot be settled amicably (including the validity, scope and enforceability of this arbitration provision) in accordance with the dispute resolution procedure (a “Dispute”) may be submitted to arbitration pursuant to the then-existing Rules of Arbitration of the London Court of International Arbitration (the “LCIA”) before one arbitrator.

The Parties shall agree on an arbitrator, and if they are unable to do so within 30 days of notice by a Party to arbitrate then that arbitrator shall be chosen by the LCIA.

The arbitrator shall be and remain independent and impartial of each Party.

The seat of the arbitration shall be England.

The tribunal shall conduct the proceedings in the English language and apply English law.

Where there is more than one dispute which is the subject of arbitral proceedings under this Schedule 4 and, in the reasonable opinion of the first arbitrator to be appointed in any of the disputes, the disputes are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitrator shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed.

If the relevant arbitrator makes an order pursuant to the terms of this Schedule, the Parties to each dispute which is a subject of that order shall be treated as having consented to that dispute being finally decided by the arbitrator who ordered the consolidation unless the LCIA decides that he or she would not be suitable or impartial.

The Parties acknowledge that the award of the arbitrator shall be final and that neither the procedures followed by the arbitrator nor the award shall be subject to review by any court (including on any question of law arising out of the award), except as may otherwise be required by applicable law. Judgment with respect to any award may be entered in any court having jurisdiction over the Parties, any such Parties or their assets. All the Parties irrevocably submit to the non-exclusive jurisdiction of the English courts to support and assist the arbitration proceedings including if necessary the grant of interlocutory relief pending the outcome of the arbitration process.

Performance by the Parties to this Agreement shall continue if reasonably possible during any dispute or arbitration proceedings.

CONFIDENTIAL

The existence of any arbitration proceedings or any matter disclosed in the course of or in connection with such proceedings (whether in documentary form or otherwise) and any matter relating to such proceedings are confidential and personal to the Parties and are not to be disclosed to any other person except as required to be disclosed in connection with the conduct or enforcement of such proceedings, to any governmental authority, or as otherwise required by any requirement of law.

Except as otherwise provided in this Agreement, each Party shall bear its own costs of arbitration.

CONFIDENTIAL
SCHEDULE FIVE

BIOCOMPATIBLES’ TRADE MARKS

Trademarks

Word

LC Bead™

DC Bead™

PRECISON TACE™
US application -	US 78/651983	Filed 5 August 2005	Class 5, 10 and US Class 44

Graphics

CONFIDENTIAL

SCHEDULE SIX

RITA Trade Marks